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                     April 19, 2023

       Simon Horsman
       Chief Executive Officer
       LAMF Global Ventures Corp. I
       9255 Sunset Blvd., Suite 515
       West Hollywood, California 90069

                                                        Re: LAMF Global
Ventures Corp. I
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed April 11,
2023
                                                            File No. 001-41053

       Dear Simon Horsman:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Daniel Nussen